Exhibit 99.1

News Release

Nucor Executive Vice President Ladd Hall to Retire;

Al Behr to be Promoted

CHARLOTTE, NORTH CAROLINA, April 16, 2020 – Nucor Corporation (NYSE: NUE) announced today that Executive Vice President, Ladd R. Hall, plans to retire on June 20, 2020 after more than 39 years of service with Nucor.

Mr. Hall began his career with Nucor in Inside Sales at Nucor Steel-Utah in 1981. He later served as Sales Manager of Nucor Cold Finish-Utah, and General Manager of Vulcraft-Texas, Vulcraft-Utah, Nucor Steel-South Carolina and Nucor Steel-Berkeley County. He was promoted to Vice President of Nucor in 1994 and to Executive Vice President in 2007.

Leon Topalian, Nucor’s President and CEO, commented, “Ladd has been an exceptional leader over the last four decades. He has made outstanding contributions throughout his career to our company’s unique culture, to our strong record of profitable growth and to taking care of our customers. Most importantly, Ladd never wavered in his commitment to safety. On behalf of the Nucor family, I want to thank Ladd for his leadership and his lasting contribution to the continued success of Nucor. We wish Ladd a long and happy retirement.”

Effective May 17, 2020, Allen C. Behr will be promoted to Executive Vice President. Mr. Behr began his career with Nucor in 1996 as Design Engineer at Nucor Building Systems-Indiana and joined the start-up team at Nucor Building Systems-Texas in 1999. In 2001, he became the Engineering Manager at Nucor Building Systems-South Carolina and was promoted to General Manager in 2008. Mr. Behr became the GM of Vulcraft-South Carolina in 2011 and was promoted to Vice President in 2012. He was promoted to President of the Vulcraft/Verco Group in 2014 and has served as the General Manager of Nucor Steel-Texas since 2017.

“Al is a proven leader whose 24 years of experience with Nucor have positioned him well to take on this new responsibility,” said Mr.

Topalian. “Ladd’s retirement and Al’s promotion are the product of the robust and thoughtful succession planning process that has been a top strategic initiative throughout the Nucor organization in recent years.”

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704.366.7000 Fax 704.362.4208 www.nucor.com

News Release

Nucor Executive Vice President Ladd Hall to Retire;

Al Behr to be Promoted (Continued)

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704.366.7000 Fax 704.362.4208 www.nucor.com